Exhibit 10.1

 ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) made and entered into on February 8, 2024, by and between Nutex Health, Inc., a Delaware corporation (the “Company”), and Thomas T. Vo (the “Executive” and together with the Company referred to as the “Parties”) modifies the existing Employment Agreement between the Parties dated April 1, 2022  (the “Employment Agreement”).

1.Temporary Salary Adjustment

Effective February 1, 2024 the Executive’s current annual base salary of one million U.S. dollars ($1,000,000) will be temporarily adjusted to an annual base salary of five hundred thousand U.S. dollars ($500,000). This salary adjustment is due to the Company’s strategic cost cutting plan and budget constraints and is intended as a temporary measure.

2. Duration

This salary adjustment shall remain in effect from February 1, 2024, until the Company’s Compensation Committee and Independent Board Directors determine and approve an end date, at which point the Executive’s salary shall revert to the original annual base salary of one million U.S. dollars ($1,000,000) as specified in the original Employment Agreement, unless further modified by mutual agreement of both parties in writing.

3.Continuation of Employment Terms

Except as expressly modified by this Addendum, all other terms and conditions of the original Employment Agreement shall remain in full force and effect. This Addendum shall be considered part of the original Employment Agreement.

4.Acknowledgment

By signing this Addendum, the Executive acknowledges their agreement to the temporary salary adjustment and confirms their understanding that all other terms of their employment remain unchanged and in full effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Nutex Health Inc.

By:	/s/ Jon Bates
Name:	Jon Bates
Title:	Chief Financial Officer

EXECUTIVE

/s/ Thomas T. Vo
Thomas T. Vo